Exhibit 99.1

First Investors Reports Significant Improvement in Third Quarter Earnings

          HOUSTON, March 10 /PRNewswire-FirstCall/ -- First Investors Financial Services (OTC Bulletin Board: FIFS) has reported net income of $278,886 or $0.06 per share for the three months ended January 31, 2005 and $581,909 or $0.12 per share for the nine months ended January 31, 2005.  This compares to the net loss of $167,492 or $0.03 per share and net income of $240,392 or $0.05 per share reported for the three and nine months ended January 31, 2004, respectively.  Net income for each period was affected by unrealized gains and losses on interest rate derivative positions.  Adjusting for these gains and losses, net income for the three and nine months ended January 31, 2005, would have been $275,354 and $729,351 respectively.  This compares to net (loss) income after adjustment for the comparable 2004 periods of ($150,395) and $261,494, respectively.  During the three months ended January 31, 2005, the Company benefited from higher net interest income and a lower provision for loan losses, which was partially offset by an increase in operating expenses related to growth in the Company’s new loan origination volume.

           As previously announced, the Company also repurchased 587,676 shares of stock at a weighted average purchase price of $4.24 per share under its Share Repurchase Plan during the third quarter ended January 31, 2005.  These repurchases concluded the $2.5 million in additional authorized purchases under the Share Repurchase Plan originally adopted in December 2001.  In total, 1,171,976 shares or 21.1% of the outstanding shares were repurchased under the plan at a weighted average purchase price of $3.81 per share.

           As of January 31, 2005, the portfolio of receivables held for investment, net was $230.9 million, a 10.1% increase over the balance as of April 30, 2004.  For the nine month period ended January 31, 2005 however, the average portfolio of receivables held for investment actually declined from $223.5 million during the 2004 period to $214.1 million during the 2005 period, while during the three month period ended January 31, 2005, the average portfolio of receivables held increased 2.1%.  For the nine month period, the Company reported new origination volume of $104.9 million, which represents an increase of 52.6% over the $68.8 million originated during the prior nine month period.  Net interest income increased 1.9% during the three month period due to a slight increase in the average portfolio of receivables held for investment as compared to the prior year three month period.  Net interest income for the nine month period declined 9.5% as the average receivables outstanding declined 4.2% and effective yields declined 83 basis points due an increase in receivables originated directly to consumers which typically carry lower interest rates.  Total operating expenses increased 5.3% and 2.7% in the three and nine month periods as a result of the increase in loan origination volume.  Total operating costs as a percentage of the managed portfolio were 2.9% for the nine month period ended January 31, 2005 compared to 2.2% for the prior nine month period.  The delinquency rate by dollars of delinquent accounts decreased from 3.1% at January 31, 2004 to 2.0% at January 31, 2005.  This is attributable to management’s decision to restrict underwriting standards during the 2001-2003 period, an improving economic environment and an increasing percentage of the portfolio originated through the direct lending channel.  The annualized charge-off rate for the nine months ended January 31, 2005 decreased to 4.5% compared to 6.0% for the nine months ended January 31, 2004, reflecting lower repossession and default rates and higher recovery rates.

          Tommy A. Moore, Jr., President and CEO, stated, “We are very pleased with the growth in new loan originations, particularly in our direct lending segment.  We are on pace to have the largest origination year in the history of the Company, which is a significant step in growing our interest revenue after two years of decline.  Not only are our originations on a record pace, our 30+ day delinquency rate of 2.0% at January 31, 2005, was the lowest level we had achieved since 1995.  This was surpassed in February when our 30+ day delinquency rate dropped to 1.6%.  Our net loss rates have also declined significantly during fiscal year 2005.  We expect to see additional improvements during the fourth quarter and for fiscal year 2006.”

          First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles.  The Company is headquartered in Houston, Texas and operates in 30 states.

          The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve a number of risks and uncertainties.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data (Unaudited)
Dollars in thousands, except per share data

	For the Three Months Ended January 31,		For the Nine Months Ended January 31,

	2005	2004	2005	2004

Interest Income	$7,220	$7,499	$21,174	$23,493
Interest Expense	1,964	2,342	5,570	6,249
Net Interest Income	5,256	5,157	15,604	17,244
Provision for Credit Losses	2,575	3,324	7,459	9,986
Income after Provision for Credit Losses	2,681	1,833	8,145	7,258
Servicing Revenue	821	1,347	2,696	3,846
Late fees and Other income	1,089	322	2,926	1,170
Income from investment	157	273	527	818
Other interest income	118	199	283	385
Unrealized (Loss)/Gain on Interest Rate Derivative Positions	5	(26)	(232)	(33)
Total other income	2,190	2,115	6,200	6,186
Total Costs and Expenses	4,432	4,211	13,429	13,077
Income (Loss) before Provision for Income Taxes and Minority Interest	439	(263)	916	367
Provision for Income Taxes (Benefits)	160	(96)	334	138
Minority Interest	—	—	—	(11)
Net Income (Loss)	$279	$(167)	$582	$240
Basic and Diluted
Net Income (Loss) Per Common Share	$0.06	$(0.03)	$0.12	$0.05
Other Operating Data
Average Principal Balance of Receivables Held for Investment	$222,886	$218,320	$214,121	$223,507
Total Managed Receivables			448,419	528,389
Originations Volume	37,919	17,024	104,941	68,768
Effective Yield on Receivables Held for Investment	13.0%	13.7%	13.2%	14.0%
Average Cost of Debt	3.5%	4.0%	3.5%	3.6%
Weighted Average Number of Diluted Shares Outstanding (in thousands)	4,819	5,082	5,013	5,080

	Jan. 31, 2005	April 30, 2004

Financial Position
Cash and Short-Term Investments	$20,166	$21,055
Receivables Held for Investment, Net	230,941	209,777
Receivables Acquired for Investment, Net	721	1,190
Assets Held for Sale	865	851
Total Assets	266,330	245,756
Total Debt	238,043	216,185
Total Other Liabilities	2,897	2,267
Total Liabilities	240,940	218,452
Total Shareholders’ Equity	25,390	27,304
Shareholders’ Equity per Common Share	5.76	5.46

Credit Quality Data	As of or For the Nine Months Ended Jan. 31, 2005	As of or For the Nine Months Ended Jan. 31, 2004

Receivables Held for Investment:
30 + days past due
Number of Loans	3.1%	3.8%
$Amount	2.0%	3.1%
Net Charge-offs as a% of average receivables	4.5%	6.0%
Net Charge-offs for the period ending	$7,246	$10,122

SOURCE  First Investors Financial Services Group, Inc.
          -0-                              03/10/2005
          /CONTACT:  Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/